BowFlex Inc. Files for Voluntary Chapter 11 Protection and Reaches Stalking Horse Agreement to Facilitate Sale

Secured Commitment for $25 Million in Debtor-in-Possession Financing to Continue to Fulfill Customer Orders and Support Ordinary Course Operations

VANCOUVER, Wash.— (BUSINESS WIRE)—March 4, 2024 — BowFlex Inc. (NYSE: BFX) (“BowFlex” or “the Company”) today announced that it has entered into a purchase agreement with Johnson Health Tech Retail, Inc. (the “Stalking Horse Bidder”) to serve as the stalking horse bidder to acquire substantially all of the assets of the Company for $37,500,000 in cash at the closing of the transaction, less closing adjustment amounts for accounts receivable, inventory and certain transfer taxes. In order to facilitate the sale process, the Company and certain of its subsidiaries have voluntarily initiated a Chapter 11 proceeding (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of New Jersey (“Bankruptcy Court”), which will provide interested parties the opportunity to submit competing offers.

Additionally, subject to court approval, the Company has secured a $25 million facility for debtor-in-possession financing, comprised of a $9 million revolving commitment and $16 million term loan reflecting the roll-up of the Company’s pre-petition term loans of approximately $16 million (the “DIP Facility”) from Crystal Financial LLC d/b/a SLR Credit Solutions (“SLR”) and its affiliates, subject to court approval, to enable the Company to continue operating in a normal course and meet its financial obligations to employees, vendors and its continued provision of customer orders during Chapter 11 proceedings and while executing the sale process. The DIP Facility is being provided by SLR pursuant to an amendment (the “Amendment”) to the Company’s existing Term Loan Credit Agreement with SLR dated November 30, 2022 (as amended, the “Credit Agreement”).

“For decades, BowFlex has empowered healthier living and enabled consumers to reach their fitness goals with our innovative home fitness products and individualized connected fitness experiences. As a result of the post-pandemic environment and persistent macroeconomic headwinds, we conducted a comprehensive strategic review and determined this was the best path forward for our Company,” said Jim Barr, BowFlex Inc. Chief Executive Officer. “We are fortified by the potential partnership with Johnson Health Tech and encouraged by the multiple parties that have indicated an interest in bidding for our Company. Our goal is to maximize value for our stakeholders through this process.”

The Company is seeking approval of the proposed transaction pursuant to Section 363 of Chapter 11 of the U.S. Bankruptcy Code, which will allow outside interested parties to submit higher or otherwise better offers. The transaction is subject to approval by the Bankruptcy Court and any other approvals that may be required by law, and other customary conditions.

The Asset Purchase Agreement with the Stalking Horse Bidder (the “Stalking Horse Asset Purchase Agreement”) provides for standard bid protections. These protections include: (i) the reimbursement by the Company of up to $600,000 of the Stalking Horse Bidder’s expenses payable under specified circumstances upon a termination of the Stalking Horse Asset Purchase Agreement; (ii) payment by the Company of a breakup fee of 3.5% of the Purchase Price; and (iii) the Company’s forfeiture of the $3.75 million Stalking Horse Bidder’s deposit.

Additional information about the Chapter 11 Cases and proposed asset sale is available online at https://dm.epiq11.com/Bowflex or by contacting the Company’s Claims Agent, Epiq, at BowflexInc@epiqglobal.com or by calling toll-free at (888) 311-7005 or +1 (971) 328-4573 for calls originating outside of the U.S.

Advisors
Sidley Austin LLP and Holland & Hart LLP are serving as legal advisors to BowFlex. FTI Consulting, Inc. and FTI Capital Advisors LLC have been retained as financial advisor and investment banker to BowFlex to manage the sale and auction process.

Forward-Looking Statements
This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s statements regarding the process and potential outcomes of the Company’s Chapter 11 Cases, the Company’s expectations regarding the purchase agreement and related bidding procedures and the Bankruptcy Court’s approval thereof, and the Company’s ability to continue to operate as usual during the Chapter 11 Cases. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.Mills@icrinc.com

Media:
Edelman Smithfield
bowflex@edelmansmithfield.com

Hanna Herrin
BowFlex Inc.
hherrin@bowflex.com